CONSENT OF INDEPENDENT AUDITORS




We herby consent to the incorporation by reference in Post-Effective Amendment No. 19 to the Registration Statement of Templeton Global Opportunities Trust on Form N-1A, File No. 33-31267, of our report dated January 30, 2004, except for
Note 6, as to which the date is February 12, 2004, relating to the financial statements and financial highlights which appears in the December 31, 2003 Annual Report to shareholders of Templeton Global Opportunities Trust which are also incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the captions "Financial Highlights" and "Auditor."

                                   /s/PRICEWATERHOUSECOOPERS LLP


San Francisco, California
April 29, 2004